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Prospectus Supplement No. 2                  Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 5, 1997)                 SEC File No. 333-38827


                                    $200,000,000
                               TOWER AUTOMOTIVE, INC.
                     5% CONVERTIBLE SUBORDINATED NOTES DUE 2004

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus, dated December 5, 1997, forming a part of the Registration Statement on Form S-3 (Registration No. 333-38827), as supplemented by Prospectus Supplement No. 1, dated January 9, 1998 (together, the "Prospectus"). Any cross references in this Prospectus Supplement refer to portions of the Prospectus.

     The purpose of this Prospectus Supplement is to amend and supplement the information set forth in the Prospectus regarding the Selling Securityholders.
In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each additional Selling Securityholder as of the dates indicated, (ii) the maximum amount of Notes which may be offered for the account of such Selling
Securityholder as of the dates indicated, (iii) the number of shares of Common
Stock owned by each additional Selling Securityholder and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling
Securityholder under the Prospectus.  Any information regarding a Selling
Securityholder contained herein shall be deemed to amend and supersede any information regarding such Selling Securityholder contained in the Prospectus.

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                                                  NOTES BENEFICIALLY OWNED            COMMON STOCK BENEFICIALLY OWNED
                                                    PRIOR TO THE OFFERING              PRIOR TO THE OFFERING (1) (2)
                                            -------------------------------------    ----------------------------------
                                                                      PRINCIPAL                                 NO. OF
                                              AGGREGATE               AMOUNT OF                                 SHARES
                                              PRINCIPAL    % OF     NOTES OFFERED                     % OF      OFFERED
     NAME OF SELLING SECURITYHOLDER            AMOUNT      CLASS        HEREBY       NO. OF SHARES    CLASS     HEREBY
------------------------------------------  -----------    -----    -------------    -------------    -----     -------
Argent Classic Convertible Arbitrage Fund
    (Bermuda) L.P. (3) . . . . . . . . .    $10,000,000     5.0%    $10,000,000         193,236          *      193,236

Bankers Trust International (4). . . . .      6,940,000     3.5       6,940,000         134,106          *      134,106

CIBC Oppenheimer Corp. (5) . . . . . . .        500,000      *          500,000           9,661          *        9,661

The Class IC Company, Ltd. (3) . . . . .        750,000      *          750,000          14,492          *       14,492

Donaldson, Lufkin & Jenrette Securities
    Corp. (6). . . . . . . . . . . . . .     19,881,000     9.9      19,881,000         384,173        1.7      384,173

EVEREN Securities (7). . . . . . . . . .        250,000      *          250,000           4,830          *        4,830

McMahan Securities Co., L.P. (3) . . . .        720,000      *          720,000          13,913          *       13,913

Merrill Lynch Pierce Fenner & Smith,
    Inc. (8) . . . . . . . . . . . . . .      2,275,000     1.1       2,275,000          43,961          *       43,961

Minnesota Power & Light (8). . . . . . .        250,000      *          250,000           4,830          *        4,830

Morgan Stanley (9) . . . . . . . . . . .        200,000      *          200,000           3,864          *        3,864

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                                                  NOTES BENEFICIALLY OWNED            COMMON STOCK BENEFICIALLY OWNED
                                                    PRIOR TO THE OFFERING              PRIOR TO THE OFFERING (1) (2)
                                            -------------------------------------    ----------------------------------
                                                                      PRINCIPAL                                 NO. OF
                                              AGGREGATE               AMOUNT OF                                 SHARES
                                              PRINCIPAL    % OF     NOTES OFFERED                     % OF      OFFERED
     NAME OF SELLING SECURITYHOLDER            AMOUNT      CLASS        HEREBY       NO. OF SHARES    CLASS     HEREBY
------------------------------------------  -----------    -----    -------------    -------------    -----     -------
N.H.B.D. L.P. (10).. . . . . . . . . . .        175,000      *          175,000           3,381          *        3,381

PaineWebber Inc. (11)  . . . . . . . . .      1,750,000      *        1,750,000          33,816          *       33,816

Paloma Securities L.L.C. (12). . . . . .     14,100,000     7.1      13,800,000         272,463        1.2      266,667

United National Insurance Company (13) .        100,000      *          100,000           1,932          *        1,932


------------------------
*Less than one percent.

(1) Reflects the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights."
     Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.
(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights."
     Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.
(3)  As of February 10, 1998.
(4)  As of January 21, 1998.
(5)  As of March 2, 1998.
(6)  As of March 4, 1998.
(7)  As of January 15, 1998.
(8)  As of January 30, 1998.
(9)  As of February 11, 1998.
(10) As of February 2, 1998.
(11) As of January 26, 1998.
(12) As of February 5, 1998.
(13) As of March 6, 1998.

     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in future supplements to the Prospectus.

              The date of this Prospectus Supplement is March 12, 1998.